UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2006

UNDER ARMOUR, INC.

(Exact name of registrant as specified in its charter)

Maryland	000-51626	52-1990078
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1020 Hull Street, 3 rd Floor, Baltimore, Maryland	21230
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (410) 454-6428

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Under Armour, Inc. Incentive Plan

Under Armour, Inc. (the “Company”) has an annual Incentive Plan (“Plan”) for the Company’s senior executives. A copy of the Plan is attached as Exhibit 10.1 hereto.

Under the Plan, awards are determined for participants based on individual performance and Company performance criteria established by the Compensation Committee of the Board of Directors at the beginning of each Plan year. In addition, the Company’s Chief Executive Officer may receive annual bonuses determined by the Compensation Committee based on the Chief Executive Officer’s individual performance and the Company’s performance using the same general performance criteria framework as set forth in the Plan. The Compensation Committee oversees and reviews the Company’s executive compensation policies and programs, and approves the form and amount of compensation to be paid to senior executives.

In 2005, the Compensation Committee approved a minimum revenue target and operating income as a percentage of revenue targets for determining the amount, if any, of 2005 bonuses payable under the Plan and to the Chief Executive Officer. On March 1, 2006, the Compensation Committee approved 2005 bonuses to senior executives, including the Company’s Chief Executive Officer, based on the criteria previously established.

On March 1, 2006, the Compensation Committee set the minimum revenue target and the range of operating income as a percentage of revenue targets for 2006 bonuses under the Plan and for the Chief Executive Officer.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:

Exhibit 10.1: Form of Under Armour, Inc. Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNDER ARMOUR, INC.

Date: March 7, 2006	By:	/s/ WAYNE A. MARINO
Wayne A. Marino
Senior Vice President and Chief Financial Officer.